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                                                                 EXHIBIT 10.10


[LOGO AMERICAN PSYCH SYSTEMS]


May 15, 2000


Mr. Stephen A. DaRe
Executive Vice President and CFO
American Psych Systems, Inc.
6705 Rockledge Drive, Suite 200
Bethesda, MD 20817

Re:   Severance Package

Dear Steve:

Per our agreement, in the event that your employment with American Psych Systems, Inc. is terminated for any reason other than the commission of an act of gross misconduct by you, APS' shall pay you severance equal to one year of your base salary which shall be payable pursuant to APS' regular payroll schedule. APS shall continue to provide you with medical insurance and dental insurance until the end of the year of your severance benefit.

For purposes hereof, the term "gross misconduct" shall mean your being convicted of a felony or the suspension or termination of your license to practice accounting in the state of Maryland.

Sincerely,


/s/ Kenneth Kessler

Kenneth A. Kessler, M.D.
President and CEO